Exhibit 10.6
ABRAXAS PETROLEUM CORPORATION
18803 MEISNER DR.
SAN ANTONIO, TEXAS 78258

October 3, 2013
Mr. Pete Bommer
Abraxas Petroleum Corporation
18803 Meisner Dr.
San Antonio, Texas 78258

Dear Pete:

The Board of Directors (the "Board") of Abraxas Petroleum Corporation (the "Company") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties. In order to induce you to remain in the employ of the Company, in consideration of your agreement to continue employment with the Company, and in consideration of your agreement to the termination of any existing employment or severance agreement you may have with the Company, the Company agrees that you shall receive, upon the terms and conditions set forth herein, the benefits set forth in this letter agreement ("Agreement") during the term hereof.

1.    Terms of Agreement. The term of this Agreement shall commence on the date hereof and shall continue in effect throught December 31, 2013 (the “Term”); provided, however, that commencing on January 1, 2014 and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than December 1 of the preceding year, either party shall have given notice that it does not wish to extend the Term. Except in the event of a Change in Control (as defined in Section 4 hereof), at all times during the Term or extended Term your employment shall remain at will and may be terminated by the Company for any reason without notice or Cause (as hereinafter defined). If a Change in Control shall have occurred during the original or extended Term, the Term shall continue in effect for a period of 36 months beyond the Term in effect immediately before such Change in Control.

2.    Terms of Employment. During the Term, you agree to be a full-time employee of the Company serving in the position of Vice President - Engineering, to devote substantially all of your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with your position, to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other capacities or offices to which you may be assigned, appointed or elected from time to time by the Board. Nothing herein shall prohibit you from devoting your time to civic and community activities or managing

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personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder.

3.    Compensation.

(a) As compensation for your services under this Agreement, you shall be entitled to receive base salary and other compensation to be determined from time to time by the Board in its sole discretion. In addition, you shall be entitled to participate in any additional bonus, incentive compensation or employee benefit arrangement which may be established from time to time by the Company in its sole discretion. Notwithstanding anything to the contrary provided in this Agreement, prior to a Change in Control you shall not be entitled to receive any compensation from the Company upon termination, voluntary or involuntary, of your employment with the Company, regardless of the reason for such termination.

(b)    The Company shall reimburse you, in accordance with Company policy in effect from time to time, for all reasonable travel, entertainment and other business expenses incurred by you in the performance of your responsibilities under this Agreement promptly upon receipt of written substantiation of such expenses.

4.    Termination Prior to a Change in Control. This Section 4 and Section 5 below shall apply upon the termination of your employment prior to the end of the Term in the event that a Change in Control has not occurred.

(a)    Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability." Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement. Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.

(b)    Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (i) the continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you (a) a letter from the President of the Company finding that in the good faith opinion of the President you were guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail; and (b) a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than a majority of the members of the Board who are not officers of the Company at a meeting of the Board called and held for such purposes (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail.

(c)    Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

(i)    a material adverse alteration in the nature or status of your position, duties or responsibilities as in effect as of the date hereof;

(ii)    a reduction in your annual base salary as set out in Section 3(a) hereof or as the same may be increased from time to time;

(iii)    a change in the principal place of your employment, as in effect at the date hereof, to a location more than twenty-five (25) miles from such principal place of employment, excluding required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

(iv)    the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due;

(v)    the failure by the Company to continue in effect any compensation plan in which you participate, or any substitute plans adopted subsequent to the date hereof, or the failure by the Company to continue your participation therein on the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existing as of the date hereof;

(vi)    the failure by the Company to continue to provide you with benefits at least as favorable to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which you were participating as of the date hereof, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you as of the date hereof, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of the Company's practice with respect to you as in effect as of the date hereof;

(vii)    the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(viii)    any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below (and, if applicable, the requirements of Subsection (b) above); for purposes of this Agreement, no such purported termination shall be effective.

(d)    Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written notice to the other party hereto in accordance with Section 10 hereof ("Notice"). Such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated.

(e)    Date of Termination, Etc. "Date of Termination" shall mean (i) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30 day period), and (ii) if your employment is terminated pursuant to Subsections 4(b) or 4(c) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection 4(b) above shall not be less than 10 days, and in the case of a termination pursuant to Subsection 4(c) above shall not be less than 30 nor more than 60 days, respectively, from the date such Notice of Termination is given) (except for a termination pursuant to Subsection 4(c)(vii), in which event the date upon which any succession referred to therein becomes effective shall be deemed the Date of Termination); provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. The Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary, as may be increased form time to time), and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection 4(e), notwithstanding the pendency of any such dispute. Amounts paid under this Subsection 4(e) are in addition to all other amounts due under this

Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

5.    Compensation Upon Termination or During Disability. Upon termination of your employment or during a period of Disability you shall be entitled to the following benefits, provided that such termination or period occurs during the Term of this Agreement:

(a)    During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's disability plan or other plan during such period, until this Agreement is terminated pursuant to Subsection 4(a) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan then in effect.

(b)    If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to you pursuant to the Company's retirement and other benefits plans of the Company then in effect, and the Company shall have no further obligations to you under this Agreement.

(c)    If your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's retirement, benefit and insurance programs then in effect.

(d)    If your employment by the Company shall be terminated by the Company other than for Cause and other than because of your death, Disability or Retirement or by you for Good Reason then, effective as of the Date of Termination, in lieu of any severance benefits which you otherwise would be eligible to receive under the Company's severance plan or policy as in effect as of the date hereof, you shall be entitled to the benefits provided below:

(i)    The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company (excluding any severance benefits under the Company's severance plan or policy) at the time such payments are due under the terms of such plans.

(ii)    In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum payment equal to the greater of (3x) your annual base salary for the last full year during which you were employed by the Company or (y) your annual base salary for the remainder of the Term of this Agreement set forth in Section 1 hereof.

(iii)    The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(iv)    The Company shall continue in effect for your benefit all insurance or other provisions for indemnification and defense of officers or directors of the Company which are in effect on the date the Notice of Termination is given with respect to all acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against actions which may be applicable to such acts or omissions.

(e)    Except as specifically provided in this Section 5, you shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(f)    In addition to all other amounts payable to you under this Section 5, you shall be entitled to receive all benefits payable to you under any other plan or agreement relating to retirement benefits in accordance with the terms of such plan or agreement.

6.    Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 20% or more of the combined voting power of the Company's then outstanding securities, (b) any person or group shall make a tender offer or an exchange offer for 20% or more of the combined voting power of the Company's then outstanding securities, (c) at any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either were the Company directors at the beginning of the period or whose election or nomination for election was previously so approved ("Current Directors"), cease for any reason to constitute a majority thereof, (d) the Company shall consolidate, merge or exchange securities with any other entity and the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or where the Current Directors immediately after the effective time of the consolidation, merger or share exchange would not constitute a majority of the Board of Directors of the corporation issuing cash or securities in the consolidation, merger or share exchange, or (e) any person or group acquires 50% or more of the Company's assets.

Notwithstanding the foregoing, however, a Change in Control shall not be deemed to occur merely by reason of an acquisition of Company securities by, or any consolidation, merger or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a "subsidiary", as such term is defined below. For these purposes, the term "subsidiary" means (a) any corporation of which 95% of the capital stock of such corporation is owned, directly or indirectly, by the Company and (b) any unincorporated entity in respect of which the Company has, directly or indirectly, an equivalent degree of ownership.

7.    Termination of Employment Following Change in Control. This Section 7 shall apply upon the termination of your employment prior to the end of the Term in the event that a Change of Control has occurred.

(a)    Good Reason. For purposes of this Section 7, "Disability," "Retirement," and "Cause" have the meanings set forth in Sections 4(a) and 4(b), respectively. For purposes of this Section 7 only, "Good Reason" shall mean, without your express written consent, any of the following:

(i)    a material adverse alteration in the nature or status of your position, duties or responsibilities from those in effect immediately prior to a Change in Control, other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or may be a subsidiary of another entity;

(ii)    a reduction in your annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time;

(iii)    a change in the principal place of your employment, as in effect at the time of a Change in Control, to a location more than twenty-five (25) miles from such principal place of employment, excluding required travel on the Company's business to an extent substantially consistent with your present business travel obligations;

(iv)    the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due;

(v)    the failure by the Company to continue in effect any compensation plan in which you participate, or any substitute plans adopted prior to the Change in Control,

unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(vi)    the failure by the Company to continue to provide you with benefits at least as favorable to those enjoyed by you under any of the Company's pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of the Company's practice with respect to you as in effect at the time of the Change in Control;

(vii)    the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof; or

(viii)    any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below (and, if applicable, the requirements of Subsection (b) above); for purposes of this Agreement, no such purported termination shall be effective.

(b)    Compensation Upon Termination or During Disability. From and after a Change in Control, upon termination of your employment or during a period of Disability you shall be entitled to the following benefits:

(i)    During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's disability plan or other plan during such period, until this Agreement is terminated pursuant to Subsection 4(a) hereof. Thereafter, your benefits shall be determined in accordance with the Company's long-term disability plan as in effect immediately prior to a Change in Control.

(ii)    If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to you pursuant to the Company's retirement and other benefits plans of the Company then in effect, and the Company shall have no further obligations to you under this Agreement.

(iii)    If your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's retirement, benefit and insurance programs then in effect.

(iv)    If your employment by the Company shall be terminated by the Company other than for Cause and other than because of your death, Disability or Retirement or by you for Good Reason then, effective as of the Date of Termination, in lieu of any severance benefits which you otherwise would be eligible to receive under the Company's severance plan or policy as in effect immediately prior to the Change in Control and in lieu of the benefits described in Section 5(d) hereof, you shall be entitled to the benefits provided below:

(A)    The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company (excluding any severance benefits under the Company's severance plan or policy) at the time such payments are due under the terms of such plans.

(B)    In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay to you, not later than the fifth day following the Date of Termination, a lump sum payment as follows:

(1)    if such termination occurs prior to the end of the first year of the Term, you shall receive a lump sum payment equal to four (4) times your annual base salary;

(2)    if such termination occurs after the end of the first year of the Term but prior to the end of the second year of the Term, you shall receive a lump sum payment equal to three (3) times your annual base salary; and

(3)    if such termination occurs after the end of the second year of the Term, you shall receive a lump sum payment equal to 2.99 times your annual base salary.

(C)    The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(D)    The Company shall continue in effect for your benefit all insurance or other provisions for indemnification and defense of officers or directors of the Company which are in effect on the date the Notice of Termination is given with respect to all acts and omissions while an officer or director as fully and completely as if such termination had not occurred, and until the final expiration or running of all periods of limitation against actions which may be applicable to such acts or omissions.

(c)    Except as specifically provided in this Section 7, you shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(d)    In addition to all other amounts payable to you under this Section 7, you shall be entitled to receive all benefits payable to you under any other plan or agreement relating to retirement benefits in accordance with the terms of such plan or agreement.

8.    Gross-Up Payment. Notwithstanding any other provision of this Agreement, if any amount payable hereunder ("Payments") would, individually or together with any other amounts paid or payable, constitute an "excess parachute payment", within the meaning of Section 280G of the Internal Revenue Code of 1986 and any applicable regulations thereunder (the "Code") which would require the payment by you of the excise tax imposed by Section 4999 of the Code or any interest or penalty (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional Payment (the "Gross-Up Payment") in an amount such that after the payment by you of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income taxes (and any interest and penalties with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the total Payments to be received by you pursuant to this Agreement. The determination of whether the Gross-Up Payment shall be paid shall be made by a nationally recognized accounting firm selected by you and such determination shall be binding upon you and the Company for purposes of this Agreement. The costs and expenses of such accounting firm shall be paid by the Company.

9.    Successors; Binding Agreement.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)    This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

10.    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.    Miscellaneous. No provision of this Agreement shall be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.    Arbitration. All disputes related to the terms and conditions of this Agreement, including interpretation of those terms and conditions and claims that this Agreement has in any way been breached, shall be submitted to final and binding arbitration in accordance with the provisions of the Federal Arbitration Act (the "FAA"), 9 U.S.C. § 1 et seq. The terms of the National Employment Dispute Resolution Rules of the American Arbitration Association (the "AAA"), in effect at the time the arbitration is commenced, shall apply, except to the extent they conflict with the provisions of this Agreement. A neutral arbitrator shall be selected by the parties in accordance with the rules of the AAA. Any arbitrator selected shall be knowledgeable in the subject matter of the dispute. The arbitrator shall have the exclusive authority to determine the arbitrability of any dispute that you or the Company asserts is subject to this Section 11. The arbitrator shall also have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or part of the Agreement is void or voidable. All costs, fees and expenses associated with any arbitration proceeding shall be borne by the party incurring the same, except that the arbitrator shall have the authority to assess costs against the losing party and to award reasonable attorneys' fees to the prevailing party where such an award would be permitted under the law governing the claims involved. The award of the arbitrator shall be final and judgment upon the award rendered may be entered in any state or federal court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to this Agreement, its breach, interpretation or enforcement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

15.    Entire Agreement. This Agreement contains the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement (including, without limitation, any prior employment or severance agreement), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

16.    409A.
(a)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(b)    Notwithstanding any provision in the Agreement to the contrary, if at the time of the your “separation from service” within the meaning of Section 409A of the Code, the Company determines that the your are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of the your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(c)    For purposes of this Agreement, “Disability” means that you are disabled within the meaning of Section 409A(a)(2)(C) of the Code.

(d)    Notwithstanding any provision in this Agreement to the contrary, no termination of employment by you will be considered a termination of employment for Good Reason unless: (1) you have provided the Company with notice of the existence of the condition constituting Good Reason within 90 days of the initial existence of such condition, (2) the Company is given the opportunity to cure and has not cured such condition within 30 days of the receipt of the notice from you of the existence of the condition, and (3) any Notice of Termination purporting to constitute a termination by you for Good Reason is provided to the Company within one year following the initial existence of the condition constituting Good Reason.
(e)    Notwithstanding any provision in this Agreement to the contrary, in the event that it will be determined that any compensation, payment or distribution by the Company or its affiliates to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the interest and additional 20% tax imposed by Section 409A (the “Covered Payments”), then you will be entitled to receive an additional payment from the Company (the “409A Gross-Up Payment”), such that the net amount that you retain after your payment of the interest and the additional 20% tax imposed under Section 409A(a)(1)(B) on the Covered Payments (including, without limitation, on the 409A Gross-up Payment) and any income or employment taxes imposed on the 409A Gross-Up Payment (and any interest and penalties imposed with respect thereto), will be equal to the Covered Payments, together with an amount equal to the product of any deductions disallowed to you for federal, state, or local income tax purposes because of the inclusion of the 409A Gross-Up Payment in your adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the 409A Gross-Up Payment is to be made. Any 409A Gross-Up Payment will be made no later than the end of the calendar year in which you pay the interest and the additional 20% tax imposed under Code Section 409A(a)(1)(B) on the Covered Payments.”

5385307v.2
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ABRAXAS PETROLEUM CORPORATION

By:
Name:
Title:

Agreed to this __ day of
October 2013

Pete Bommer